Exhibit 23.6

Gary Fitch

Professional Geologist
State of Alaska Lic. AA0124
8330 Little Dipper Avenue
Anchorage, Alaska 99504
907-332-0026
gfitch@alaska.net

Attention:
United States Securities and Exchange Commission

Attention:
Little Squaw Gold Mining Company
3412 Lincoln Drive
Spokane, Washington 99203

March 20, 2008

Consent of Author

As professional geologist and consultant commissioned for this purpose, I authored and produced the technical report, *Placer Gold Drilling and Evaluation, Little Squaw Creek and Big Squaw Creek, Chandalar Mining District, Alaska, November 11, 1997*. I consent to use of my name as author and to the use of this report and its information by Little Squaw Gold Mining Company, in whole or in part, for purposes chosen at their discretion. These include, among others, filings with the United States Securities and Exchange Commission, filings with any Canadian stock exchange authority for regulatory purposes and electronic publication in the public company files in the United States and Canada or on their websites accessible to the public.

This is an extension and update of the earlier consent and statement of qualifications, dated July 21, 2003 (attached), which remains in effect.

3/20/08

Gary Fitch